Exhibit 10.23

September 25, 2012

Lauren Wiener

[Address]

RE:      Terms of Employment

Dear Lauren:

Tremor Video, Inc. (the “Company”) is pleased to offer you the position of President, Global Sales & Marketing on the terms set forth in this letter. Your first day of employment with the Company shall be October 22, 2012 unless otherwise agreed by you and the Company’s Chief Executive Officer.

Position and Responsibilities

In your employment position, you will report to Bill Day, the Company’s Chief Executive Officer. In this capacity, you will serve and will be responsible for such duties as are normally associated with such position or as may otherwise be determined by the Company. Your specific duties and responsibilities may change from time to time as determined by the needs of the Company and the policies established by the Company. While travel in the performance of your duties may be required, you will work principally at our offices New York, NY. Of course, the Company may change your position, duties, and work location as it deems necessary. For the avoidance of doubt, although the Company may change your position, duties, and work location as it deems necessary, certain changes may create a basis for you to terminate your employment with the Company for Good Reason as defined herein.

Compensation and Benefits

You will be paid an initial base annual salary of $475,000, less payroll deductions and all required withholdings. You will be paid the base salary in accordance with the Company’s standard payroll practices, and you will be eligible for standard benefits, such as medical insurance, paid time off, and holidays, according to standard Company policy as may be adopted by the Company from time to time. In your position, you will be entitled to 20 PTO (Paid Time Off) days prorated based on your date of hire, as is Company policy.  These days are to be used for sick leave, personal days, and/or vacation. The Company does require that requests for vacation time be made in writing at least two weeks prior to the vacation dates requested. The Company also offers an additional eight days of paid holiday time per calendar year.

In addition to your base salary, beginning in 2012, you will be eligible to receive performance-based bonuses based on achievement of Company performance goals to be set by the CEO and the Company’s Board of Directors (the “Board”).  Your target annual bonus for 2013 will be $275,000, less payroll deductions and all required withholdings. Unless otherwise agreed in writing pursuant to a bonus plan or bonus agreement approved by the CEO and/or Board, bonus payments, if any, are not guaranteed and will be awarded at the sole discretion of the Company’s Board. Except as provided under the heading “Severance Benefits” below, to be eligible for a performance bonus, you must maintain full time employment status at the time of the payment. While the Company may change or replace the terms of this performance bonus plan at any time, any changes will be reflected in writing, effective prospectively and signed by the CEO.

Subject to a final bonus plan approved by the CEO and the Company’s Board, (i) $175,000 of your 2013 target annual bonus shall be based on achieving the Company’s 2013 target financial goals, and (ii) $100,000 of your 2013 target annual bonus shall be based on a combination of qualitative and quantitative goals determined by the CEO and the Company’s Board and communicated to you in writing not later than March 31, 2013 and the end of the first calendar quarter each year thereafter. You shall have the ability to earn greater than 100% of the targets set forth herein based on extraordinary Company and personal performance. For 2012, you shall be eligible to receive a bonus equal to $40,000, less payroll deductions and all required withholdings, subject to your remaining an employee in good standing at the time such bonus is paid. Your 2012 bonus shall be paid at the same time as the Company makes bonus payments to similarly situated executives but not later than March 31, 2013.

Tremor Video Stock Options

You will be granted, subject to the approval of the Board, an option (the “Option”) to purchase 500,000 shares of Company’s Series I Common Stock, par value $0.0001 per share. The exercise price per share of the Option will be determined by the Board when the Option is granted.  The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2008 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the shares subject to the Option after 12 months of continuous service with the Company or an affiliate of the Company (“Continuous Service”) (excluding service solely as a member of the Board), and the balance will vest in equal monthly installments over the next 36 months of Continuous Service (excluding service solely as a member of the Board), as described in the applicable Stock Option Agreement; provided, however, that if, during the term of your Continuous Service, a Change in Control (as defined below) is consummated and, following the consummation of the Change in Control your employment is terminated by the Company without Cause (as defined below) or is terminated by you for Good Reason (as defined below), 50% of the remaining shares subject to the Option that are not otherwise vested upon the effective date of the Change in Control pursuant to the foregoing schedule shall become vested.  With respect to any of the Options that did not qualify as “incentive stock options” within the meaning of

Section 422 of the Code, such Options shall be exercisable until the date that is five (5) years after the termination of your employment with the Company (whether voluntary or involuntary), subject to earlier termination in accordance with Section 8 of the Plan, and in no event will your Options be exercisable beyond the original ten (10) year term applicable to such Options.

Severance Benefits

If the Company terminates your employment for any reason other than for Cause (as defined below), death or Disability (as defined below), or you resign from your employment with the Company for Good Reason (as defined below) (each such event, a “Separation”), then, subject to your compliance with the conditions set forth in the following paragraph and your continued compliance with the Confidentiality and Invention Assignment Agreement attached hereto as Exhibit A (the “CIAA”), as well as your Prior Invention Agreement (as defined below) which will be executed prior to your first day of employment, you will be entitled to the following benefits (less all applicable withholding taxes): (i) severance payments at a rate equal to your base salary for a period equal to the Severance Period, (ii) a payment equal to your Pro-Rated Bonus plus any earned but unpaid Bonus amounts from prior periods, and (iii) the Company will pay to you an amount equal to the monthly premium under COBRA for you and your eligible dependents until the earliest of (x) the close of the Severance Period following your Separation, (y) the expiration of your continuation coverage under COBRA or (z) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. The severance payments described in clause (i) will be paid in accordance with the Company’s standard payroll procedures, and, subject to your execution of the general release described below, will commence on the 30th day after your Separation (or, if such day is not a business day, on the first business day thereafter) and once they commence will be retroactive to the date of your Separation. The payments described in clause (ii) will be paid in equal monthly installments during the Severance Period in accordance with the Company’s standard payroll procedures, with such payments commencing on the same date as the payments described in clause (i) and once they commence will be retroactive to the date of your Separation.

You will not be entitled to any severance benefits described in this section unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries (if applicable), to the extent applicable, and (iii) have executed a general release in the form attached hereto as Exhibit B of all claims that you may have against the Company or persons affiliated with the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”), which will in no event be later than 30 days after your Separation unless a longer period is required by law. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the severance benefits described in this section.

Definitions

For purposes of this Agreement, the following definitions will apply:

“Cause” shall mean: (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) your material breach of any agreement between you and the Company that remains uncured for thirty (30) days following written notice of such material breach; (iii) your material failure to comply with the Company’s written policies or rules that remains uncured for thirty (30) days following written notice of such material breach; (iv) except with respect to driving violations, your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v) your gross negligence or willful misconduct; (vi) your continuing unwillingness to perform assigned duties after receiving written notification of such failure from the Board and a thirty (30) day opportunity to cure; or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation. It is understood that a termination of your employment resulting from your death or Disability shall not constitute termination for “Cause.”

“Change in Control” shall mean (i) the merger or consolidation of the Company (except any such merger or consolidation involving the Company in which the shares of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger or consolidation at least a majority, by voting power, of the shares of the surviving or resulting corporation), (ii) a sale of all or substantially all of the assets of the Company or (iii) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Disability” shall mean any physical incapacity or mental incompetence (i) as a result of which you are unable to perform the essential functions of your job for an aggregate of 180 days, whether or not consecutive, during any calendar year, and which cannot be reasonably accommodated by the Company without undue hardship.

“Good Reason” means that you resign after one of the following conditions has come into existence without your consent: (i) a change in your reporting directly to the Company’s CEO or a change in your position or title with the Company that materially reduces your level of authority or responsibility; provided, however, that a change in position or reporting structures solely by virtue of a Change in Control shall not constitute “Good Reason” if you maintain a substantially similar level of responsibility within the business unit that previously operated as the independent company, (ii) a reduction in the base salary; (iii) receipt of notice that your principal workplace will be relocated more than 30 miles that also increases your commute by at least 30 miles; (iv) the willful breach by the Company of a material provision of this Agreement or any other agreement with you; or (v) the taking of any action by the Company or its successor that would materially reduce your benefits or perquisites under the Company’s or any successor’s benefit plans (including equity benefits), except to the extent the benefits of all other executives of the Company or its successor are similar reduced. A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 90 days after the condition comes into existence, the Company fails to remedy the condition within 30 days after receiving your written notice and you resign within 30 days thereafter.

“Pro-Rated Bonus” means the product of (A) the quotient of (x) the number of full calendar months you are employed by the Company during the Company’s fiscal year in which your Separation occurs divided by (y) twelve (12) months multiplied by (B) your target annual bonus opportunity for the year in which your Separation occurs. For the purposes of calculating the number of months you are employed by the Company during a fiscal year, you shall be deemed to have been employed by the Company for the entire month during which your Separation occurs regardless of when your Separation occurs during such calendar month.

“Severance Period” means six (6) months.

Section 409A

For purposes of Section 409A of the Code, each salary continuation payment and each installment of the bonus payments under the Section entitled “Severance Benefits” is hereby designated as a separate payment. If you arc a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) any payment or benefit that is subject to Section 409A of the Code, will be made or commence, as applicable, on the first business day following (A) the expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum at that time.

Company Rules and Policies

As a Company employee, you will be expected to abide by Company rules and regulations, and acknowledge in writing that you have read the Company’s Employee Handbook.

Normal working hours for your position are from 9am to 6pm, Monday through Friday however your working schedule shall be flexible, provided that you are working equivalent hours, at a minimum. As an exempt salaried employee, you will be expected to work additional hours as required from time to time by the nature of your work assignments.

Termination of Employment

Unless agreed to in writing between you and the Company during the term of your employment, your employment with the Company shall be “at will”. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice, subject to your right to receive severance and other benefits set forth herein upon certain termination events provided herein. This at-will employment relationship cannot be changed except by a written document signed by you and a member of the Board.

Additional Agreements

By signing and accepting this offer, you represent and warrant that (i) you are not subject to any pre-existing contractual or other obligation with any person, company or business enterprise (including any non-competition or non-solicitation covenant) which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (ii) you do not have, and shall not bring to Company premises, or use during the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether verbal or written, and comprise the final, complete and exclusive agreement between you and the Company regarding the subject matter set forth herein. The terms of this letter agreement and the resolution of any disputes will be governed by New York law. The offer described above is based, pursuant to federal law, upon your previously delivered proof of your eligibility to work in the United States satisfactory to the Company.

Please sign and date this letter, and return it to me via PDF at bday@tremorvideo.com if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship. If you have any questions, please let me know. If you have not accepted employment by 5pm on Friday, September 28, 2012, this offer of employment shall expire.

Very truly yours,

Tremor Video, Inc.

By:	/s/ Adam Lichstein
Adam Lichstein, Chief Operating Officer

I have read and accept this offer letter:

/s/ Lauren Wiener
Lauren Wiener

Dated:	9/28/12

Exhibit A

CIAA

Exhibit B

FORM OF GENERAL RELEASE

1.         Consideration. I understand that my position with Tremor Video, Inc. (the “Company”) terminated effective [_______________, 20_] (the “Separation Date”).  The Company has agreed that if I choose to sign this General Release Agreement (“Release”), the Company will pay me certain severance benefits and provide other consideration pursuant to the terms of the employment agreement (the “Agreement”) between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits or considerations unless I sign this Release, and that severance will be paid commencing on the first regular payday following the Effective Date as defined herein, while COBRA Premiums, if any, will be paid commencing upon my execution of this Release.

2.         General Release. In exchange for the consideration provided to me under the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its present and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary law, the New York Labor Law, the New York Civil Rights Law, the New York Administrative Code, the New York City Human Rights Law and all other laws and regulations related to employment.

3.         Exceptions. I understand that I am not releasing any claim that cannot be waived under applicable state or federal law, nor am I releasing any rights I may have as an owner and/or holder of the Company’s common stock and stock options. I am not releasing any rights that I have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between me and the Company, or any directors’ and officers’ liability insurance policy of the Company. I am not releasing any future claims arising from the Company’s failure to make the severance payments that are the consideration for this Release. Nothing in this Release shall prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any such proceeding with regard to any claim released in this Agreement. Nothing in this Release shall prevent me from challenging the validity of the release in a legal or administrative proceeding.

4.         ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”). Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

5.         Section 1542 Waiver.  In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims herein.

6.         Representations.  I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

Agreed:

TREMOR VIDEO, INC.	EMPLOYEE

By:
[Name]
[Title]

Date:	Date: